Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2009

ANDOVER, MA -- (Marketwire - November 03, 2009) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the three month and nine month periods ended September 30, 2009.

Revenues for the third fiscal quarter ended September 30, 2009, decreased to $47,746,000, compared to $51,278,000 for the corresponding period a year ago and $50,627,000 for the second quarter of 2009. Gross margin decreased to $20,668,000 for the third quarter of 2009, compared to $21,903,000 for the corresponding period a year ago and $22,598,000 for the second quarter of 2009. Gross margin, as a percentage of revenue, increased to 43.3% for the third quarter of 2009 compared to 42.7% for the third quarter of 2008, but decreased on a sequential basis from 44.6% for the second quarter of 2009. Net income for the third quarter was $1,691,000, or $0.04 per diluted share, compared to net income of $609,000, or $0.01 per diluted share, for the corresponding period a year ago and net income of $1,341,000, or $0.03 per diluted share, for the second quarter of 2009.

Results for the third quarter of 2009 included a payment of $750,000 received from a vendor with which the Company had entered into a release and settlement agreement resolving alleged product performance issues with certain of the vendor's products. The payment was recorded in "Gain from litigation-related and other settlements, net" in the Company's consolidated statement of operations.

Revenues for the nine months ended September 30, 2009, decreased to $148,821,000 from $154,044,000 for the corresponding period a year ago. Net income for the nine month period was $489,000, or $0.01 per diluted share, compared to a net loss of $(94,000) or $(0.00) per diluted share, for the corresponding period a year ago. The operating results were negatively impacted by aggregate pre-tax charges of $4,083,000 for the cost of severance and other employee-related costs in connection with workforce reductions implemented during the nine months ended September 30, 2009, partially offset by the settlement payment discussed above.

The book-to-bill ratio for the third quarter of 2009 was 1.19:1, as compared to 0.79:1 for the second quarter of 2009. Backlog at the end of the third quarter of 2009 was $50,502,000, as compared to $41,515,000 at the end of the second quarter of 2009.

Commenting on the Company's third quarter performance, Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer, stated, "Vicor continues to benefit during these uncertain economic times from the relative stability of our power components and systems business. While revenue declined sequentially for the quarter, we were profitable and generated cash for the period."

Dr. Vinciarelli continued, "During the third quarter, we accelerated our capital expenditures to expand V·I Chip manufacturing capacity by a factor of three. We are focused on having this capacity on line in Q1, 2010 in anticipation of stepped up demand later in the year."

Depreciation and amortization for the third quarter of 2009 was approximately $2,507,000, and capital additions totaled $1,539,000. For the first nine months of 2009, depreciation and amortization was $7,741,000 and capital additions were $4,282,000, compared to $7,824,000 and $6,557,000, respectively, for the first nine months of 2008. Cash, restricted cash equivalents and short-term investments increased by $5,528,000 to approximately $36,978,000 at the end of the third quarter of 2009 from $31,450,000 at the end of the second quarter of 2009. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases. Vicor previously announced an indefinite suspension of its semi-annual dividend.

As of September 30, 2009, the Company held approximately $35,900,000, at par value, of auction rate securities. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to continue to classify its holdings as long-term investments. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

The tax provision in 2009 provides for estimated income taxes due in various state and international taxing jurisdictions for which losses incurred by the Company cannot be offset, and for estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. The 2009 tax provision also includes discrete items, including benefits for the receipt of a refund for a net operating loss carryback claim and for an expected refund due to certain monetized credits, and expense for increases in accrued interest for potential liabilities. In 2008, the tax provision was based on the estimated annual effective tax rate for 2008, which includes estimated federal, state and foreign income taxes on the Company's projected annual pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The 2008 tax provision also includes discrete items, including the reduction of its tax reserves by $1,123,000 due to closing tax periods in certain jurisdictions, offset by increases in accrued interest for potential liabilities and expense associated with a reduction in state income tax refunds receivable.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Tuesday, November 3, 2009, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 800-591-6930 at approximately 4:50 p.m. and use the Passcode 21908962. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 18, 2009. The replay dial-in number is 888-286-8010 and the Passcode is 64647193. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                    QUARTER ENDED      NINE MONTHS ENDED
                                     (Unaudited)          (Unaudited)

                                --------------------  --------------------
                                SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------

Net revenues                    $  47,746  $  51,278  $ 148,821  $ 154,044
Cost of revenues                   27,078     29,375     83,724     88,568
                                ---------  ---------  ---------  ---------
         Gross margin              20,668     21,903     65,097     65,476

Operating expenses:
          Sales & administration   11,625     13,703     36,467     41,730
          Research & development    7,831      7,801     23,193     23,392
          Severance charges           126          0      4,083          0
          Gain from litigation-
           related and other
           settlements, net          (846)         0       (846)      (177)
                                ---------  ---------  ---------  ---------
             Total operating
              expenses             18,736     21,504     62,897     64,945
                                ---------  ---------  ---------  ---------

Income from operations              1,932        399      2,200        531

Other income (expense), net           251        271        562      1,941
                                ---------  ---------  ---------  ---------

Income before income taxes          2,183        670      2,762      2,472

Provision (benefit) for income
 taxes                                193       (527)     1,165         65

Loss from equity method
 investment, net of tax                 0         87          0      1,049
                                ---------  ---------  ---------  ---------

Consolidated net income             1,990      1,110      1,597      1,358

Less:  Net income attributable
 to noncontrolling interest           299        501      1,108      1,452
                                ---------  ---------  ---------  ---------

Net income (loss) attributable
 to Vicor Corporation           $   1,691  $     609  $     489  ($     94)
                                =========  =========  =========  =========

Net income (loss) per share
 attributable to Vicor
 Corporation:
           Basic                $    0.04  $    0.01  $    0.01  ($   0.00)
           Diluted              $    0.04  $    0.01  $    0.01  ($   0.00)

Shares outstanding:
           Basic                   41,665     41,660     41,665     41,646
           Diluted                 41,675     41,685     41,668     41,646

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    SEPT 30,     DEC 31,
                                                      2009        2008
                                                  (Unaudited)  (Unaudited)
                                                  -----------  -----------
Assets

Current  assets:
        Cash and cash equivalents                 $    35,895  $    22,639
        Restricted cash equivalents                       377          176
        Short-term investments                            706        1,773
        Accounts receivable, net                       27,838       28,757
        Inventories, net                               22,190       26,681
        Deferred tax assets                               451          451
        Other current assets                            2,986        2,279
                                                  -----------  -----------
                  Total current assets                 90,443       82,756

Restricted cash and cash equivalents                      210          561
Long-term investments                                  35,385       35,661
Property and equipment, net                            45,023       48,254
Other assets                                            5,052        4,690
                                                  -----------  -----------

                                                  $   176,113  $   171,922
                                                  ===========  ===========

Liabilities and Equity

Current liabilities:
        Accounts payable                          $     6,625  $     5,592
        Accrued compensation and benefits               6,269        6,783
        Accrued severance charge                          813            0
        Other accrued liabilities                       2,788        4,422
         Deferred revenue                               2,069          662
                                                  -----------  -----------
                 Total current liabilities             18,564       17,459

Long-term deferred revenue                              1,300        1,118
Long-term income taxes payable                            280          259
Deferred income taxes                                   1,649        1,660

Equity:
  Vicor Corporation stockholders' equity:
        Capital stock                                 162,096      161,591
        Retained earnings                             110,663      110,174
        Accumulated other comprehensive (loss)
         income                                        (1,364)      (2,767)
        Treasury stock                               (121,827)    (121,827)
                                                  -----------  -----------
             Total Vicor Corporation
              stockholders' equity                    149,568      147,171
  Noncontrolling interest                               4,752        4,255
                                                  -----------  -----------
        Total equity                                  154,320      151,426
                                                  -----------  -----------

                                                  $   176,113  $   171,922
                                                  ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439